Exhibit 99

ROCKY SHOES & BOOTS, INC.

Company Contact:	Jim McDonald
Chief Financial Officer
(740) 753-1951
Investor Relations:	Integrated Corporate Relations, Inc.
Brendon E. Frey/Chad A. Jacobs
(203) 682-8200
Media Relations:	Integrated Corporate Relations, Inc.
Megan McDonnell
(203) 682-8200
ROCKY SHOES & BOOTS, INC. REPORTS FIRST QUARTER REVENUES AND EARNINGS
NELSONVILLE, Ohio, April 27, 2006 — Rocky Shoes & Boots, Inc. (Nasdaq: RCKY) today announced financial results for the first quarter ended March 31, 2006.
For the three months ended March 31, 2006, net sales were $57.5 million compared to $61.5 million for the corresponding period a year ago. Net income was $0.9 million versus net income of $1.1 million and diluted earnings per share was $0.16 versus $0.20 last year. Net income for the first quarter of fiscal 2006 includes approximately $94,000 in stock compensation expense required by current accounting standards compared with no stock compensation expense in the first quarter of fiscal 2005. Excluding the stock compensation expense, diluted earnings per share for the first quarter of fiscal 2006 would have been $0.18.
Mike Brooks, Chairman and Chief Executive Officer of Rocky Shoes & Boots, stated, “Our first quarter results were driven by double digit gains in our western footwear category, coupled with improvements in our work and retail segments. We continue to make meaningful progress leveraging our sales relationships in order to further penetrate our current account base and gain important shelf space for our entire portfolio of brands. As we approach the summer and fall selling seasons, we are focused on executing our business plan and remain optimistic about our prospects for the remainder of the year.”
First Quarter Results
Net sales for the first quarter decreased to $57.5 million compared to $61.5 million a year ago. The decrease in sales is primarily attributable to the decline in footwear sales to the military, which were $0.9 million in the first quarter of 2006 compared to $3.7 million in the first quarter of 2005. Sales were also impacted by lower than expected results in our outdoor footwear category during the first quarter of fiscal 2006.
Gross margin in the first quarter of 2006 was $24.9 million, or 43.3% of sales, compared to $24.2 million or 39.4% of sales, for the same period last year. The 390 basis point increase was primarily due to the decrease in shipments to the U.S. military in the first quarter of fiscal 2006 compared to the first quarter of fiscal 2005. Military boots are sold at lower gross margins than branded products.
Selling, general and administrative (SG&A) expenses were $21.8 million, or 37.9% of sales for the first quarter of 2006 compared to $20.7 million, or 33.6% of sales, a year ago. The increase in SG&A expenses is partially related to a one-time charge of approximately $0.6 million related to the curtailment of the Company’s defined benefit pension plan which occurred during the first quarter of fiscal 2006.
Income from operations was $3.1 million or 5.5% of net sales for the period from $3.5 million or 5.8% of net sales in the prior year. Excluding the aforementioned one-time charge of approximately $0.6 million, income from operations for the first quarter of fiscal 2006 was $3.7 million, or 6.5% of net sales.

Interest expense increased to $2.4 million for the quarter ended March 31, 2006 versus $1.9 million for same period last year, primarily due higher interest rates than a year ago.
Other income in the first quarter of 2006 included a one-time gain of approximately $0.7 million related to the sale of Company owned property.
Inventory
Inventory increased to $83.0 million at March 31, 2006 compared with $69.3 million on the same date a year ago primarily to support growth in the Company’s western and work footwear segments.
Outlook
The Company stated it remains comfortable with its previously updated guidance for fiscal 2006. The Company expects revenues to be in the range of $287 million to $292 million, and diluted earnings per share to be in the range of $2.28 to $2.38, including a non-cash charge of approximately $0.07 per share related to stock option expensing. Excluding stock option expensing, the Company expects diluted earnings per share to be in the range of $2.35 to $2.45. It is important to note that the Company’s guidance for fiscal 2006 does not include any footwear sales to the military compared to approximately $27.7 million in fiscal 2005.
Mr. Brooks concluded, “Our ability to expand distribution and further leverage the strength of our brands through new product introductions and additional category extensions should set the stage for future growth. Our strategy is in place and we look forward to capitalizing on the many opportunities that are still ahead of us.”
About Rocky Shoes & Boots, Inc.
Rocky Shoes & Boots, Inc. is a leading designer, manufacturer and marketer of premium quality footwear and apparel marketed under a portfolio of well recognized brand names including Rocky Outdoor Gear®, Georgia Boot®, Durango®, Lehigh® and Dickies.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Those statements include, but may not be limited to, all statements regarding intent, beliefs, expectations, projections, forecasts, and plans of the Company and its management, and include statements in this press release regarding guidance for fiscal 2006 (paragraph 10). These forward-looking statements involve numerous risks and uncertainties, including, without limitation, the various risks inherent in the Company’s business as set forth in periodic reports filed with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K for the year ended December 31, 2005 (filed March 16, 2006). One or more of these factors have affected historical results, and could in the future affect the Company’s businesses and financial results in future periods and could cause actual results to differ materially from plans and projections. Therefore there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the Company, or any other person should not regard the inclusion of such information as a representation, that the objectives and plans of the Company will be achieved. All forward-looking statements made in this press release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.

Rocky Shoes & Boots, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	March 31, 2006	December 31, 2005	March 31, 2005
	Unaudited		Unaudited
ASSETS:
CURRENT ASSETS:
Cash and cash equivalents	$2,082,547	$1,608,680	$1,844,354
Trade receivables — net	53,566,447	61,746,865	50,121,610
Other receivables	2,236,354	2,455,885	1,164,271
Inventories	82,996,488	75,386,732	69,334,020
Deferred income taxes	133,783	133,783	1,297,850
Income tax receivable	1,160,148	1,346,820	2,134,642
Prepaid expenses	2,369,364	1,497,411	1,053,732

Total current assets	144,535,131	144,176,176	126,950,479
FIXED ASSETS — net	23,286,912	24,342,250	22,563,726
DEFERRED PENSION ASSET	1,537,639	2,117,352	1,347,825
IDENTIFIED INTANGIBLES & GOODWILL	62,176,338	62,284,465	65,827,232
OTHER ASSETS	3,257,543	3,214,131	4,347,912

TOTAL ASSETS	$234,793,563	$236,134,374	$221,037,174

LIABILITIES AND SHAREHOLDERS’ EQUITY:

CURRENT LIABILITIES:
Accounts payable	$22,756,879	$12,721,214	$11,879,873
Current maturities — long term debt	6,281,020	6,400,416	6,376,401
Accrued expenses:
Taxes — other	489,589	603,435	438,624
Salaries and wages	826,949	1,531,336	2,310,280
Other	3,195,459	3,642,106	4,285,853

Total current liabilities	33,549,896	24,898,507	25,291,031
LONG TERM DEBT — less current maturities	87,828,446	98,972,190	91,746,122
DEFERRED INCOME TAXES	12,567,208	12,567,208	18,527,196
DEFERRED LIABILITIES	536,600	603,347	1,182,172

TOTAL LIABILITIES	134,482,150	137,041,252	136,746,521

SHAREHOLDERS’ EQUITY:
Common stock, no par value;
10,000,000 shares authorized; issued and outstanding March 31, 2006 — 5,390,473; December 31, 2005 — 5,351,023; March 31, 2005 — 5,226,850	52,355,074	52,030,013	50,224,513
Accumulated other comprehensive loss			(1,077,586)
Retained earnings	47,956,339	47,063,109	35,143,726

Total shareholders’ equity	100,311,413	99,093,122	84,290,653

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$234,793,563	$236,134,374	$221,037,174

Rocky Shoes & Boots, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended
	March 31,
	2006	2005
NET SALES	$57,525,164	$61,498,084

COST OF GOODS SOLD	32,609,207	37,290,212

GROSS MARGIN	24,915,957	24,207,872

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	21,779,739	20,661,683

INCOME FROM OPERATIONS	3,136,218	3,546,189

OTHER INCOME AND (EXPENSES):
Interest expense	(2,369,033)	(1,878,592)
Other — net	652,045	(9,248)

Total other — net	(1,716,988)	(1,887,840)

INCOME BEFORE INCOME TAXES	1,419,230	1,658,349

INCOME TAX EXPENSE	526,000	563,895

NET INCOME	$893,230	$1,094,454

NET INCOME PER SHARE
Basic	$0.17	$0.21
Diluted	$0.16	$0.20

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
Basic	5,362,953	5,163,371

Diluted	5,615,942	5,588,753